Exhibit 5.1

July 31, 2009

Ecopetrol S.A.
Carrera 7 No. 37 - 69
Bogota, Colombia

Ecopetrol S.A.
Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as counsel to Ecopetrol S.A., a Colombian mixed economy company (the “Company”), in connection with the registration statement on Form F-4 (the “Registration Statement”) filed on the date hereof by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the proposed offer to exchange (the “Exchange Offer”) up to U.S.$1,500,000,000 aggregate principal amount of the Company’s 7.625% notes due 2019 (the “New Notes”) to be issued by the Company and registered under the Act for an equal principal amount of the Company’s outstanding 7.625% notes due 2019 (the “Old Notes”).  The New Notes will be issued pursuant to an Indenture dated as of July 23, 2009 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement;

(b)	The Indenture; and

(c)	The form of certificate representing the New Notes to be delivered.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)           The genuineness of all signatures.

(b)           The authenticity of the originals of the documents submitted to us.

(c)           The conformity to authentic originals of any documents submitted to us as copies.

(d)           As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

(e)           That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)           That:

(i)           The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)          The Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(iii)         The execution, delivery and performance by the Company of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(A)           contravene its estatutos or other organizational documents;

(B)           except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(C)           result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(iv)        Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company,  the Opinion Documents or the transactions governed by the Opinion Documents.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.          The Indenture has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.          When the New Notes in the form filed as Exhibit 4.1 to the Registration Statement have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of the Old Notes, the New Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)           Our opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)           Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)           Our opinions are limited to Generally Applicable Law.

(e)           To the extent that the Company is now an agency or instrumentality of a foreign state that is entitled to immunity from jurisdiction of any court or from legal process with respect to itself or its property, any waiver by the Company of such immunity is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

(f)           We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading “Validity of Securities” in the Registration Statement and the related prospectus.

Very truly yours,

/s/ Shearman & Sterling LLP

AES/AAG/GAM
SKF